Exhibit 21

Subsidiaries of Registrant

iBioDefense Biologics LLC (wholly-owned)

iBio Peptide Therapeutics LLC (wholly-owned)

iBio Manufacturing LLC (wholly-owned)

iBIO DO BRASIL BIOFARMACÊUTICA LTDA. (99% ownership)

iBio CMO LLC (70% ownership)